UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                               (Amendment No. 9 )*

                            Telebyte Technology, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.01 Par Value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    879260107
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  879260107                                     13G

-------- -----------------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         S.S or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                Joel A. Kramer
                ###-##-####

-------- -----------------------------------------------------------------------
    2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                   (a)  / /
                   Not Applicable

                   (b)  / /

-------- -----------------------------------------------------------------------
    3    SEC USE ONLY



-------- -----------------------------------------------------------------------
    4    CITIZENSHIP OR PLACE OF ORGANIZATION


                   United States

-------- ----------------------------------------------------------------------

                           5   SOLE VOTING POWER
   NUMBER OF
                                  274,996
    SHARES

                         ----- ------------------------------------------------
                           6   SHARED VOTING POWER
 BENEFICIALLY
                                   0
   OWNED BY

                         ----- -------------------------------------------------
     EACH                  7   SOLE DISPOSITIVE POWER

   REPORTING                       274,996


                         ----- -------------------------------------------------
    PERSON                 8   SHARED DISPOSITIVE POWER

     WITH                           0

                         ----- -------------------------------------------------

   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        274,996 (includes 2,361 shares owned of record by Mr. Kramer's children)

-------- -----------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  SHARES*

                Not Applicable
-------- -----------------------------------------------------------------------
   11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                   18.2%
-------- -----------------------------------------------------------------------
  12     TYPE OF REPORTING PERSON*

                   IN
-------- -----------------------------------------------------------------------
   *SEE INSTRUCTION BEFORE FILLING OUT!

Item 1.

(a)  Name of Issuer :               Telebyte Technology, Inc.
(b)  Address of Issuer's Principal Executive Offices :
  270 East Pulaski Road, Greenlawn, NY 11740

Item 2.

(a)  Name of Person Filing:                 Joel A. Kramer
(b)  Address of Principal Business Office or, if none, Residence:
     270 East Pulaski Road, Greenlawn, NY 11740
(c)  Citizenship :       United States
(d)  Title of Class of Securities : Common Stock, $.01 par value
(e)  CUSIP Number :      879260107

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

         Not Applicable

Item 4.  Ownership

(a)  Amount Beneficially Owned :    274,996
(b)  Percent of Class :  18.2%
(c)  Number of shares as to which such person has :

       (i)  sole power to vote or to direct the vote :  274,996(a)
      (ii)  shared power to vote or to direct the vote :  0
     (iii)  sole power to dispose or to direct the disposition of :  274,996(a)
      (iv)  shared power to dispose or to direct the disposition of :  0
         (a) Includes 1,500 shares owned by Mr. Kramer's children

Item 5.  Ownership of Five Percent or Less of a Class

         Not Applicable

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

         Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding
          Company

          Not Applicable

Item 8.  Identification and Classification of Members of the Group

          Not Applicable

Item 9.  Notice of Dissolution of Group

          Not Applicable

Item 10.  Certification

          Not Applicable


                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                          February 11, 1997
                                               Date


                                          /s/ Joel A. Kramer
                                          Signature


                                          Joel A. Kramer, President
                                          Name/Title


Attention:        Intentional misstatements or omissions of fact
                  constitute Federal criminal violations (see 18 U.S.C. 1001)